As filed with the Securities and Exchange Commission on November 22, 2022

1940 Act File No. 811-23814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 1	☒

DESTINY ALTERNATIVE FUND (TEI) LLC

(Exact Name of Registrant as Specified in Charter)

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

(Address of Principal Executive Offices)

414-299-2270

(Registrant’s Telephone Number)

Ann Maurer 235 West Galena Street Milwaukee, WI 53212	Copy to: Joshua B. Deringer, Esq. Faegre Drinker Biddle & Reath LLP One Logan Square, Ste. 2000 Philadelphia, PA 19103-6996 215-988-2700

(Name and Address of Agent for Service)

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☒	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing

EXPLANATORY NOTE

This Amendment No.1 to the Registration Statement of Destiny Alternative Fund (TEI) LLC, formerly named Destiny Alternative Fund (Tax Exempt) LLC (the “Fund” or the “Registrant”) on Form N-2 (File No. 811-23814) (the “Registration Statement”) is being filed to make changes to the Fund’s Initial Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), as filed on July 1, 2022, pertaining to the Destiny Alternative Fund (Tax Exempt) LLC. This filing amends, and is not intended to otherwise supersede or affect, the Confidential Private Placement Memorandum and Statement of Additional Information of the Fund, as filed on July 1, 2022, which are incorporated herein by reference.

The units of limited liability company interests (“Units” or “Interests”) of the Destiny Alternative Fund (TEI) LLC have not been and will not be registered under the Securities Act of 1933, as amended (the “1933 Act”), because such Units will be issued by the Registrant solely in private placement transactions in reliance on an exemption from registration under Section 4(a)(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder. Units of the Fund may be purchased only by investors who are “accredited investors,” as defined in Regulation D under the 1933 Act. This Amendment is not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the 1933 Act.

Amendment dated November 22, 2022 to the Destiny Alternative Fund (Tax Exempt) LLC

Confidential Private Placement Memorandum and Statement of Additional Information

dated July 1, 2022.

Effective immediately, all references to the Fund’s name in the Confidential Private Placement Memorandum and Statement of Additional Information of the Fund are deleted and replaced with the following:

Destiny Alternative Fund (TEI) LLC

PART C: OTHER INFORMATION

Destiny Alternative Fund (TEI) LLC (the “Registrant”)

Item 25.     Financial Statements and Exhibits

(1)	Financial Statements:

Not Applicable

(2)	Exhibits
	(a)(1)	Limited Liability Company Agreement is incorporated by reference to Exhibit 2(a)(1) to Registrant’s Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(a)(2)	Certificate of Formation is incorporated by reference to Exhibit 2(a)(2) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(a)(3)	Amendment to Certificate of Formation is filed herewith.

	(b)	Not applicable.

	(c)	Not applicable.

	(d)	Refer to Exhibit (a)(1).

	(e)	Not applicable.

	(f)	Not applicable.

	(g)	Not applicable.

	(h)	Not applicable.

	(i)	Not applicable.

	(j)	Custody Agreement is incorporated by reference to Exhibit 2(j) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(k)(1)	Administration, Fund Accounting and Recordkeeping Agreement is incorporated by reference to Exhibit 2(k)(1) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(k)(2)	Expense Limitation and Reimbursement Agreement is incorporated by reference to Exhibit 2(k)(2) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(k)(3)	Joint Insured Bond Agreement is incorporated by reference to Exhibit 2(k)(3) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(k)(4)	Joint Liability Insurance Agreement is incorporated by reference to Exhibit 2(a)(1) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(k)(5)	Platform Management Agreement is incorporated by reference to Exhibit 2(k)(5) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

	(k)(6)	Escrow Agreement is incorporated by reference to Exhibit 2(k)(6) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

(l)	Not applicable.

(m)	Not applicable.

(n)	Not applicable.

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)(1)	Code of Ethics of Registrant is incorporated by reference to Exhibit 2(r)(1) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

(r)(2)	Code of Ethics of First Trust Capital Management L.P. is incorporated by reference to Exhibit 2(r)(2) to Registrant's Registration Statement on Form N-2 (Reg. No. 811-23814) as previously filed on July 1, 2022.

(s)	Not applicable.

Item 26.     Marketing Arrangements

Not applicable.

Item 27.     Other Expenses of Issuance and Distribution of Securities Being Registered

All figures are estimates:

Registration fees	$0
Legal fees	$72,980
Printing fees	$5,778
Blue Sky fees	$2,500
Transfer Agent Fees	$0
Total	$81,258

Item 28.     Persons Controlled by or Under Common Control With Registrant

The Board of Managers of the Registrant is identical or substantially identical to the board of trustees, board of directors and/or board of managers of certain other funds. Nonetheless, the Registrant takes the position that it is not under common control with the other funds since the power residing in the respective boards arises as a result of an official position with the respective funds.

Item 29.     Number of Holders of Securities

Title of Class	Number of Members*

Units	55

*	As of June 30, 2022.

Item 30.     Indemnification

Section 3.7 of Article III of the Registrant’s Limited Liability Company Agreement states:

Section 3.7 (a)	To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager, former Manager, officer and former officer of the Fund (including for this purpose their executors, heirs, assigns, successors or other legal representatives) from and against all losses, charges, claims, expenses, assessments, damages, costs and liabilities (collectively, “Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or officer of the Fund, as applicable, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law. Any manager of the Fund appointed by the Organizational Member prior to the effectiveness of this Agreement shall be deemed to be a “Manager” for purposes of this Section 3.7.

Section 3.7 (b)	Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.

Section 3.7 (c)	Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office.

Section 3.7 (d)	As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Managers (excluding any Manager who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office.

Section 3.7 (e)

In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

Section 3.7 (f)

An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, provided that Section 3.7(e) shall not limit the rights of the Fund pursuant to Section 2.10.

Section 3.7 (g)

The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager, officer of the Fund or other person.

Section 3.7 (h)	To the extent permitted by applicable law, the Servicing Agent and the Administrator, and any other party serving as the servicing agent or administrator of the Fund or providing other services to the Fund shall be entitled to indemnification from the Fund upon such terms and subject to such conditions and exceptions, and with such entitlement to have recourse to the assets of the Fund with a view to meeting and discharging the cost thereof as may be provided under the Servicing Agreement, the Administration Agreement or any agreement between any such party and the Fund.

Additionally, the Registrant’s various agreements with its service providers contain indemnification provisions.

Item 31.     Business and Other Connections of Investment Adviser

Information as to the directors and officers of the Registrant’s investment adviser, First Trust Capital Management L.P. (the “Investment Adviser”), together with information as to any other business, profession, vocation, or employment of a substantial nature in which the Investment Adviser, and each director, executive officer, managing member or partner of the Investment Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, managing member, partner or trustee, is included in its Form ADV as filed with the Securities and Exchange Commission (File No. 801-122924), and is incorporated herein by reference.

Item 32.     Location of Accounts and Records

All accounts, books, and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are maintained at the offices of (1) the Registrant’s Administrator, (2) the Investment Adviser and/or (3) the Registrant’s counsel. The address of each is as follows:

1.	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212

2.	First Trust Capital Management L.P.
225 W. Wacker Drive, Suite 2100
Chicago, IL 60606

3.	Faegre Drinker Biddle & Reath LLP One Logan Square, Ste. 2000 Philadelphia, PA 19103

Item 33.     Management Services

Not applicable.

Item 34.     Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on the 22nd day of November 2022.

Destiny Alternative Fund (TEI) LLC

By:	/s/ Michael Peck
Name: Michael Peck
Title: President

Exhibit Index

(a)(3)	Amendment to Certificate of Formation